UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
Filed by the Registrant   x
Filed by a Party other than the Registrant   o
Check the appropriate box:

o	Preliminary Proxy Statement

o	Confidential, for the Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

o	Definitive Proxy Statement

x	Definitive Additional Materials

o	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
(Name of Registrant as Specified in Its Charter)
 (Name of Person(s) Filing Proxy Statement, if Other Than Registrant)
Payment of Filing Fee (Check the appropriate box):

x	No fee required.

o	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

o	Fee paid previously with preliminary materials.

o
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Answers to Frequently Asked Questions About the Independent Board Chair Proposal at Johnson & Johnson (J&J) for the 2015 Annual Meeting (Item 6)

How does the Board recommend shareholders vote on this proposal?
The Board recommends shareholders vote AGAINST this proposal for the reasons stated in the “Board’s Statement in Opposition to Shareholder Proposal” in Item 6 (on page 81 of the 2015 Proxy Statement and attached to this document).
Who submitted the proposal?
The proposal was submitted by Kenneth Steiner of Great Neck, NY, a holder of 300 shares of J&J common stock.
Why does the Board recommend that shareholders vote against this proposal?
The Board’s reasons for recommending shareholders to vote against the adoption of Mr. Steiner’s proposal, and continuing to have Alex Gorsky serve as both Chairman and CEO of J&J, are set forth in “Board’s Statement in Opposition to Shareholder Proposal” on page 81 of the 2015 Proxy Statement and attached to this document. The Board understands the arguments on both sides of the independent chair debate that continues to play out in the U.S. marketplace and believes that it remains in the company’s best interests for Mr. Gorsky to serve as Chairman of our Board. The Board will continue to monitor this topic in light of what it sees in the marketplace, the evolution of the debate in the corporate governance community, and, most importantly, what the Board believes is in the best interests of Johnson & Johnson and its stakeholders.

When does the proponent ask that the Board appoint an independent director to serve as chair of the J&J Board?
The Board believes Mr. Steiner’s proposal as written could be interpreted to mean that he is asking the Board to appoint an independent director to serve as chair of the Board immediately, or within a reasonable time after the 2015 Annual Meeting of Shareholders. The Board does not feel this would be in the best interests of the company’s stakeholders in light of the company’s history, culture, and current context.
Does the proposal allow the Board to defer appointing an independent director to serve as chair of the Board until the next CEO succession?
The Board believes Mr. Steiner’s proposal as written could be interpreted to mean that he is asking the Board to appoint an independent director to serve as chair of the Board immediately, or within a reasonable time after the 2015 Annual Meeting of Shareholders. Unlike in similar proposals that Mr. Steiner has submitted at other companies for 2015 (e.g., JPMorgan Chase & Co.; McGraw Hill Financial, Inc.), the language of Mr. Steiner’s proposal at J&J does not contemplate a deferral of the appointment until a later date, such as the next CEO succession.

Regardless of the language of the proposal, why won’t the Board commit to appointing an independent board chair in conjunction with next leadership succession?
In this case, the Board believes making a commitment now to do something that may not happen for another seven or eight or years may not be prudent. The Board has no way of knowing what the facts and circumstances will be at that time, when they will have to face that decision, or even who will be on the Board at that time. In the “Board’s Statement in Opposition to Shareholder Proposal” in Item 6 (on page 81 of the 2015 Proxy Statement and attached to this document), the Board emphasizes the importance of maintaining flexibility to make decisions that meet the needs of the particular situation at the point in time when those decisions need to be made.  The Board is committed to seriously considering all board leadership structures at the time of the next leadership succession, as it did at the time of the most recent leadership succession.
Does J&J have a contractual obligation with the current CEO for him to also serve as chair of the Board for a set period of time?
No. The company does not have an employment agreement with the current Chairman/CEO, Alex Gorsky, and no agreement exists giving Mr. Gorsky a contractual right to serve as both Chairman and CEO. The Board, upon the recommendation of the Nominating & Corporate Governance Committee, takes action on an annual basis to appoint a director to serve as chair of the Board, consistent with the term of directors, which is currently one year. The Board may at any time appoint a different director to serve as chair of the Board.
Has this or a similar proposal been voted on at J&J Annual Meetings in prior years?
Yes. Similar proposals asking the Board to appoint an independent chair were voted on at the 2012 and 2013 Annual Meetings. These proposals received the support of 42% of the votes cast in 2012 and 25% of the votes cast in 2013.
How did the major proxy advisory firms recommend shareholders vote on independent board chair proposals at J&J Annual Meetings in prior years?
Similar proposals asking the Board to appoint an independent chair were voted on at the 2012 and 2013 J&J Annual Meetings. In 2012, both Institutional Shareholder Services (ISS) and Glass Lewis & Co. recommended their respective clients vote FOR the proposal, and the proposal received 42% of the votes cast that year. In 2013, ISS recommended their clients vote AGAINST the proposal, and Glass Lewis recommended their clients vote FOR the proposal. The proposal received 25% of the votes cast that year.
Who was the chair of the Board in 2012 and 2013?
William C. Weldon (former J&J CEO) was chairman of the Board at the time of the 2012 Annual Meeting. Alex Gorsky (current J&J CEO) was chairman of the Board at the time of the 2013 Annual Meeting. Mr. Gorsky was appointed chairman of the Board in December 2012 when Mr. Weldon retired from the Board.

Does the Board have an independent lead or presiding director?
Yes. The Board has an independent lead director with a robust set of duties and responsibilities, which are described in detail on page 10 of the 2015 Proxy Statement and in Annex A(1) to the company’s Principles of Corporate Governance (attached to this document). Anne M. Mulcahy, former Chairman and Chief Executive Officer of Xerox Corporation, has been designated by the independent directors to serve as the independent lead director for the Board.
How has oversight of risk management by the Board changed in recent years?
The independent directors’ oversight of risk management has increased in recent years through the formation of the Regulatory, Compliance & Government Affairs Committee(2) and other enhanced mechanisms for oversight. These are described in detail in the report about the activities of the Regulatory, Compliance & Government Affairs Committee(3); the company’s Board-approved Quality & Compliance Core Objective(4); and the company’s Framework for Enterprise Risk Management(5). (All three were published and posted on the company’s website in 2014.)
How do the independent directors ensure themselves that they are covering topics critical to their oversight role?
The Board has an independent lead director with a robust set of duties and responsibilities. Among these duties and responsibilities, the independent lead director:

•	Approves information sent to the Board and determines timeliness of information flow from management.

•	Periodically provides feedback on quality and quantity of information flow from management.

•	Participates in setting, and ultimately approves, the agenda for each Board meeting.

•	Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.

•	With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

•	Reviews in advance the schedule of committee meetings.

•	Monitors flow of information from Committee Chairs to the full Board.

•	Has the authority to call meetings and Executive Sessions of the Independent Directors.

•	Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

•	After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.

•	Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

•	Leads the annual performance evaluation of the Board.

The full list of duties and responsibilities of the independent lead director can be found on page 10 of the 2015 Proxy Statement and in Annex A(1) to the company’s Principles of Corporate Governance (attached to this document).
(1) http://www.investor.jnj.com/governance/principles.cfm
(2) http://www.investor.jnj.com/governance/corporate-governance-document.cfm?DocumentID=10722
(3) http://files.shareholder.com/downloads/JNJ/3472913563x0x734239/aadd9409-cc7f-4ba1-af98-6ecb4e54f381/Regulatory_Compliance_GovtAffairs_Committee_Report.pdf
(4) https://www.jnj.com/sites/default/files/pdf/Core-Objective-Doc-FINAL-102013.pdf
(5) http://www.jnj.com/sites/default/files/pdf/JnJ_RiskMgmt_ERMFramework_guide_v16a.pdf

Board’s Statement in Opposition to Shareholder Proposal

The Board of Directors recommends a vote AGAINST the adoption of this proposal for the following reasons:

Our Board believes it is important to maintain the flexibility it currently has to tailor its leadership structure to best fit the company’s specific circumstances, culture, and short and long-term challenges, and that stewardship over how board leadership is structured is solely within the purview of the Board.

Our Board is composed of directors with diverse backgrounds, experience, and perspectives. Moreover, our independent directors appropriately challenge management and demonstrate the free-thinking expected of today’s directors. Given this makeup, our Board is in a very strong position to evaluate the pros and cons of the various types of board leadership structures and to ultimately decide which one will serve the best interests of our stakeholders, as they are defined in Our Credo. There are many possible leadership structures for boards of directors, and any decision on how a board should be structured necessitates a diversity of views and experiences. As discussed in “Item 1: Election of Directors” on pages 16 to 22 of this Proxy Statement, our
Directors come from a variety of organizational backgrounds with direct experience with a wide range of leadership and management structures. While the views of shareholders are important when determining the most appropriate board leadership structure, it is incumbent upon the board to decide on what it believes will be most effective based on its judgment and experience applied specifically to the company and its particular circumstances, and not solely based on the prevailing external sentiment.

Our Board recognizes the importance to have in place, and build upon, a strong counterbalancing structure to ensure that it functions in an appropriately independent manner. At the same time that it decided to designate Mr.
Gorsky as its Chairman in 2012, our Board took steps to enhance its governance structure by expanding the duties of the independent Lead Director to include:

• Periodically providing feedback on the quality and quantity of information flow from management;

• Monitoring the flow of information from Committee Chairs to the full Board;

• Leading the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO;

• Leading the annual performance evaluation of the Board; and

• Leading the CEO succession process.

The table on page 10 of this Proxy Statement describes the duties and responsibilities of our independent Lead
Director. In addition, each of the Board’s five main committees is composed entirely of independent Directors with an independent Director chairing each committee. Mr. Gorsky is currently the only non-independent member of our Board, and he is not a member of any of our Board’s five main committees.

Our Board believes that it remains in our company’s best interests for Mr. Gorsky to serve as Chairman of our
Board. Having Mr. Gorsky, our company’s CEO, serve as Chairman creates clear and unambiguous authority, which is essential to effective management. Our Board and management can respond more effectively to a clearer line of authority. By designating our CEO as its Chairman, our Board also sends as an important signal to our employees and shareholders about who is accountable. Further, given he is closer to our company’s businesses than any other Board member and has the benefit of over 20 years of operational and leadership experience within the Johnson & Johnson Family of Companies, Mr. Gorsky is best-positioned to set our Board’s agenda and provide leadership. Mr. Gorsky’s career experience also gives him unquestioned industry knowledge, which the
Board believes is critical for the chairman of the board of a company that operates in a highly-regulated industry such as health care.

Our Board, through its Nominating & Corporate Governance Committee, will continue to periodically review its leadership structure in a serious and open-minded fashion to ensure it is still appropriate for our company.

It is, therefore, recommended that shareholders vote AGAINST this proposal.

ANNEX A

Duties and Responsibilities of the Independent Lead Director of the
Board of Directors of Johnson & Johnson

Board Agendas and Schedules
• Approves information sent to the Board and determines timeliness of information flow from management.
• Periodically provides feedback on quality and quantity of information flow from management.
• Participates in setting, and ultimately approves, the agenda for each Board meeting.
• Approves meeting schedules to assure that there is sufficient time for discussion of all agenda items.
• With the Chair/CEO, determines who attends Board meetings, including management and outside advisors.

Committee Agendas and Schedules	• Reviews in advance the schedule of committee meetings. • Monitors flow of information from Committee Chairs to the full Board.
Board Executive Sessions
• Has the authority to call meetings and Executive Sessions of the Independent Directors.
• Presides at all meetings of the Board at which the Chair/CEO is not present, including Executive Sessions of the Independent Directors.

Communicating with Management
• After each Executive Session of the Independent Directors, communicates with the Chair/CEO to provide feedback and also to effectuate the decisions and recommendations of the Independent Directors.
• Acts as liaison between the Independent Directors and the Chair/CEO and management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary.

Communicating with Stakeholders
• As necessary, meets with major shareholders or other external parties, after discussions with the Chair/CEO.
• Is regularly apprised of inquiries from shareholders and involved in correspondence responding to these inquiries.
• Under the Board’s guidelines for handling shareholder and employee communications to the Board, is advised promptly of any communications directed to the Board or any member of the Board that allege misconduct on the part of company management, or raise legal, ethical or compliance concerns about company policies or practices.

Chair and CEO Performance Evaluations	• Leads the annual performance evaluation of the Chair/CEO, distinguishing as necessary between performance as Chair and performance as CEO.
Board Performance Evaluation	• Leads the annual performance evaluation of the Board.
New Board Member Recruiting	• Interviews Board candidates, as appropriate.
CEO Succession	• Leads the CEO succession process.
Crisis Management	• Plays an increased role in crisis management oversight, as appropriate.
Limits on Leadership Positions of Other Boards
• May only serve as chair, lead or presiding director, or similar role, or as CEO or similar role at another public company if approved by the full Board upon recommendation from the Nominating & Corporate Governance Committee.